                    Frontier Airlines Reports Preliminary June 2003 Traffic and Provides
                               Fiscal First Quarter Earnings Guidance

         DENVER (July 7, 2003) - Frontier Airlines (Nasdaq: FRNT) today announced preliminary traffic results for June 2003.  Revenue passenger miles (RPMs) increased 39.5 percent to 422,039,000 for
June 2003 from the same period last year.  Available seat miles (ASMs) increased 19.3 percent to
558,476,000 for June 2003 from the same period last year.  This resulted in a load factor for June
2003 of 75.6 percent, an increase of 11.0 points from June 2002, when the airline reported a load factor of 64.6 percent. The airline carried 462,115 passengers during June 2003, a 41.8 percent increase from June 2002. The airline reported an average fare of $108 for the month of June 2003, a 2.9 percent increase from June 2002 when the airline's average fare was $105. The Company also updated its capacity forecast for fiscal year 2004 to 17.5 percent. Capacity forecast information for the airline's fiscal year 2004 can be found on the investor relations section of its web site, available at WWW.FRONTIERAIRLINES.COM.

         "Our June 2003 load factor represents the highest monthly load factor in Frontier's nine-
year operating history," stated Vice President of Marketing and Planning Sean Menke. "We are pleased that our summer traffic has rebounded and that travelers are responding positively to a fare structure change that occurred earlier this year and to increased frequencies to some of our more popular destinations in our May schedule. In addition, we've increased our marketing efforts to spotlight our new Airbus fleet and our innovative DIRECTV product and we believe consumers have responded positively to that message."
         In conjunction with announcing its preliminary June 2003 traffic results, the airline also provided guidance for its fiscal first quarter 2004. Frontier President and CEO Jeff Potter stated,
"The rebound of our passenger traffic in June 2003 compared to the distressed levels in April 2003, when our country was in the midst of a war in Iraq, has been encouraging. As a result of increased demand, as demonstrated by our June traffic results, we currently estimate that our earnings per diluted share (EPS) for our fiscal first quarter 2004 ended June 30, 2003, excluding government aid monies received during the quarter as a result of the Emergency Wartime Supplemental
Appropriations Act and unusual and non-recurring items, will fall between breakeven and $0.05 cents per share."
         The Company plans to release its actual fiscal first quarter 2004 results on July 31, 2003 after the close of normal and after-hours trading sessions.
         The following table represents comparisons for June, fiscal first quarter 2004 and calendar year-over-year traffic results.
                                        June 2003             June 2002       Increase/Decrease   Percent

Available Seat Miles                  558,476,000           468,211,000           90,265,000        19.3%
Revenue Passenger Miles               422,039,000           302,621,000          119,418,000        39.5%
Load Factor                                 75.6%                 64.6%          11.0 Points          N/A
Revenue Passengers Carried                462,115               325,876              136,239        41.8%
Average Length of Haul                        913                   929                 (16)       (1.8%)

                                  First Quarter FY*   First Quarter FY*       Increase/Decrease   Percent
                                             2004                  2004
Available Seat Miles                1,675,050,000         1,369,399,000          305,651,000        22.3%
Revenue Passenger Miles             1,125,233,000           859,604,000          265,629,000        30.9%
Load Factor                                 67.2%                 62.8%           4.4 Points          N/A
Revenue Passengers Carried              1,226,864               928,323              298,541        32.2%
Average Length of Haul                        917                   926                  (9)       (1.0%)

                                  Calendar YTD 2003   Calendar YTD 2002       Increase/Decrease   Percent
Available Seat Miles                3,234,395,000         2,602,452,000          631,943,000        24.3%
Revenue Passenger Miles             2,035,564,000         1,577,681,000          457,883,000        29.0%
Load Factor                                 62.9%                 60.6%           2.3 Points          N/A
Revenue Passengers Carried              2,237,369             1,725,820              511,549        29.6%
Average Length of Haul                        910                   914                  (4)       (0.5%)

*Frontier's fiscal year begins April 1 and ends March 31.

About Frontier

         Denver-based Frontier Airlines employs approximately 3,300 aviation professionals and is the second largest jet service carrier at Denver International Airport. Frontier and its regional jet partner Frontier JetExpress offer service to 38 cities. Frontier's fleet consists of 37 aircraft, which feature a single-class configuration. In 2002, for the fourth consecutive year, Frontier's maintenance and engineering department has received the Federal Aviation Administration's highest award, the Diamond Certificate of Excellence. This award signifies 100 percent of the airline's maintenance and engineering employees have completed advanced aircraft maintenance training programs.
In April 2002, Entrepreneur ranked Frontier one of two "Best Low-Fare Airlines." Frontier provides capacity information and other corporate information on its Web site, which may be viewed at
WWW.FRONTIERAIRLINES.COM.

         Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
Statements contained in this press release that are not historical facts may be forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995.
Forward-looking statements contained in this press release involve risks and uncertainties that could result in actual results differing materially from expected results. Some of the factors that could significantly impact the forward-looking statements in this press release include, but are not limited to: further downward pressure on airfares, unanticipated decreases in the volume of passenger traffic due to terrorist acts or additional incidents that could cause the public to question the safety and/or efficiency of air travel, negative public perceptions associated with increased security wait times at various domestic airports, the ability to secure adequate gate facilities at Denver
International Airport and at other airports where Frontier operates, weather, maintenance or other operational disruptions, air traffic control-related difficulties, the impact of labor issues, actions of the federal and local governments, changes in the government's policy regarding relief to the airline industry especially as it relates to war risk insurance, the stability of the U.S. economy and the economic environment of the airline industry. Forward-looking statements represent the Company's expectations and beliefs concerning future events, based on information available to the Company as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. Additional information regarding these and other factors may be contained in the
Company's SEC filings, including without limitation, the Company's Form 10-K for its fiscal year ended
March 31, 2003 and the Company's Form 10-Q for the quarter ended Dec. 31, 2002.